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                                                                    Exhibit 4.25


                                 March 24, 2000


Vision TwentyOne, Inc.
7360 Bryan Dairy Road, Suite 200
Largo, FL  33777

Attention:        Theodore Gillette, Chief Executive Officer


Gentlemen:


         We refer to the Amended and Restated Credit Agreement dated as of July 1, 1998, as amended, between you and us (the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meaning herein as such terms are defined in the Credit Agreement.

         The Borrower has advised the Banks that the Borrower has entered into an Agreement and Plan of Merger and Reorganization, dated as of February 10, 2000 (the "Merger Agreement"), among the Borrower, Opticare Health Systems, Inc. (the "Parent"), and OC Acquisition Corp., a whollyowned subsidiary of the Parent ("Merger Sub"), pursuant to which the parties intend to merge Merger Sub with and into the Borrower subject to the terms and conditions thereof which include, among other things, restructuring the Obligations owing to the Banks on terms and conditions mutually agreed upon by the Borrower and the Banks. While the Borrower and the Banks have initiated discussions and due diligence concerning the Merger and any proposed restructuring of the Obligations, the Borrower acknowledges that the Banks have not consented to the Merger nor have the Banks agreed to any terms and conditions relating to any restructuring of the Obligations. In the meantime, however, the Borrower intends to continue to sell a substantial number of the physician practice management groups operated by the Borrower and its Subsidiaries (collectively being referred to herein as the "PPM Businesses") and use a portion of the proceeds from the sale of the PPM Businesses to meet its reasonable and necessary operating expenses.

         To afford the Borrower an opportunity to proceed with the transactions described above, the Borrower has requested that (i) the Banks extend the temporary waiver period provided for in Sections 2.1 and 2.2 of that certain Seventh Amendment and Waiver to Credit Agreement dated as of December 10, 1999, among the Borrower, the Banks, and the Agent (the "Seventh Amendment") (as further amended, in part, by a December 30, 1999, letter agreement and a February 29, 2000, letter agreement, in each case between the Borrower, the Banks and the Agent) to the earlier of April 14, 2000, or the termination of the Merger Agreement pursuant to its terms (the earlier of such dates being referred to herein as the "Waiver Termination Date"), (ii) Bank of Montreal extend the Bridge Loan Period from March 31, 2000, to the Waiver




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Vision Twenty-One, Inc.
March 24, 2000
Page 2

Termination Date, and (iii) postpone the due date for the payment of principal, interest and unused commitment fees otherwise due on or before March 31, 2000, to the Waiver Termination Date. By signing below, the Banks (including Bank of Montreal with respect to the Bridge Loan Commitment) hereby agree to extend the waiver period provided in Sections 2.1 and 2.2 of the Seventh Amendment from February 29, 2000, to the Waiver Termination Date, agree to extend the Bridge Loan Period to the Waiver Termination Date, and agree to postpone the due date for the payment of principal, interest, and unused commitment fees otherwise due on or before March 31, 2000, to the Waiver Termination Date, provided that:

                   (a) the Borrower agrees to promptly provide to the Banks copies of any instruments and documents entered into or proposed to be entered into in connection with the Merger (including, without limitation, any executed shareholder lock-up agreements) and to promptly advise the Banks of any termination, amendment, or waiver of the Merger Agreement or of any material breach thereof by any party thereto, in each case subject to its directors' fiduciary duties;

                   (b) until the Obligations are paid in full, the Borrower shall provide to the Banks a weekly Budget pursuant to Section 1.14(f) of the Credit Agreement and such Budget shall be subject to the Approved Budget and reconciliation procedures set forth therein, regardless of whether or not then being accompanied by a request for a Borrowing of Bridge Loans;

                   (c) at all times on and after the date hereof (i) all proceeds from the sale of any assets of the Borrower and its Subsidiaries (including, without limitation, proceeds from the sale of the PPM Businesses or any part thereof), and (ii) cash receipts arising from the operation of the business of the Borrower and its Subsidiaries not applied pursuant to an Approved Budget, shall in each case be remitted promptly upon receipt to the Agent; and

                   (d) except to the extent applied to payments pursuant to an Approved Budget or applied to the Obligations owing to the Banks, proceeds received pursuant to clause (c) above shall be held by the Agent as collateral for the remaining Obligations owing to the Banks (the Agent hereby being granted a Lien on and right of set-off for the benefit of the Banks against all such amounts so held).

The Borrower hereby acknowledges and agrees to the foregoing conditions. The Borrower also hereby acknowledges and agrees that (i) the consummation of the Merger and of any restructuring of the terms and conditions relating to the Obligations shall in each case be subject to the Banks' consent, which may be given or withheld in their discretion and (ii) any sale of the Borrower's or its Subsidiaries' assets or businesses shall be subject to the prior written consent of the Banks, and all proceeds from any such sale represent proceeds of the Banks' Collateral, to be




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Vision Twenty-One, Inc.
March 24, 2000
Page 3

held by the Agent or applied to the Obligations pursuant to the terms of the Credit Agreement as modified hereby.

         Except as specifically modified hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall stand and remain unchanged and in full force and effect. This waiver shall become effective upon the execution and delivery hereof by each of the Banks and the Borrower as set forth below. This waiver may be executed in counterparts and by different parties on separate counterpart signature pages, each of which shall be an original and all of which taken together shall constitute one and the same instrument. This waiver shall be governed by, and construed in accordance with, the laws of the State of Illinois.

                           [SIGNATURE PAGES TO FOLLOW]
























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Vision TwentyOne, Inc.
March 24, 2000
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         This waiver letter is entered into by and among the parties hereto as of the date first above written.

BANK OF MONTREAL, in its individual        BANK ONE TEXAS, N.A.
capacity as a Bank and as Agent
                                           By: /s/ Ronnie Kaplan
By: /s/ Jack J. Kane                           Name:  Ronnie Kaplan
    Name:  Jack J. Kane                        Title: Vice President
    Title: Director

PACIFICA PARTNERS I, L.P.                  PILGRIM PRIME RATE TRUST

By: Imperial Credit Asset Management,      By: Pilgrim Investments, Inc., as its
    as its Investment Manager                  Investment Manager

By: /s/ Dean K. Kawai                      By: /s/ Michel Prince
    Name:  Dean K. Kawai                       Name:  Michel Prince, CFA
    Title: Vice President                      Title: Vice President

PILGRIM AMERICA HIGH INCOME                MERRILL LYNCH BUSINESS FINANCIAL
INVESTMENTS LTD.                           SERVICES, INC.

By: Pilgrim Investments, Inc., as its      By: /s/ Gary L. Stewart
    Investment Manager                         Name:  Gary L. Stewart
                                               Title: Vice President
By: /s/ Michel Prince
    Name:  Michel Prince, CFA
    Title: Vice President

         Acknowledged and agreed to as of the date first above written.

                                           VISION TWENTY-ONE, INC.

                                           By: /s/ Bruce Maller
                                               Name:  Bruce Maller
                                               Title: Board Chairman